Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Enters into LuViva® Advanced Cervical Scan

License Agreement for China

Deal includes funding, payment for Chinese regulatory approval, royalties and manufacturing

NORCROSS GA (June 7, 2016) -- Guided Therapeutics, Inc. (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, announced today that it has reached a licensing agreement with Shenghuo Medical, LLC, for exclusive sales and manufacturing rights of the LuViva® Advanced Cervical Scan for China and several additional Southeast Asian countries. Shenghuo brought Chinese investors into GTHP last year and currently owns the distribution rights to China.

The terms of the licensing agreement include $200,000 in near-term cash payments, the potential for up to $1.0 million to pay for advancing U.S. Food and Drug Administration approval for LuViva, funding to secure Chinese regulatory approval of LuViva and a royalty payable to Guided Therapeutics on disposables sold in the territories.  Shenghuo also has the right to manufacture the LuViva and disposables under certain conditions.

"We are pleased to be continuing with Shenghuo to open up this valuable market to LuViva," said Gene Cartwright, CEO and President of Guided therapeutics.  "The agreement also opens up the possibility to bring efficiencies to our manufacturing processes and provides funding for Chinese regulatory approval.”

China is the second largest medical device market in the world, according to the U.S. Department of Commerce. Approximately 390 million Chinese women are between 25 and 64 years old, the prime age for cervical cancer screening. Prior to commercial sales, LuViva would need approval from the Chinese Food and Drug Administration. The Company currently anticipates interim device and disposable sales for clinical study and demonstration purposes. In Hong Kong, the Company believes the time to commercial sales is quicker, with device registration, rather than approval required.

Worldwide, the market for cervical cancer screening and diagnostics, as currently practiced using cytology (Pap test) for primary screening, is estimated at $6 billion and is projected to grow to almost $9 billion by 2020. There are about 2.6 billion women aged 15 years and older who are at risk of developing cervical cancer worldwide.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent filings.

Investor and Media Relations Contact:

Robert Haag

Managing Partner

IRTH Communications

gthp@irthcommunications.com

866-976-4784

Bill Wells

Guided Therapeutics

770-242-8723